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EXHIBIT 21 SUBSIDIARIES OF THE COMPANY

Servantis Systems Holdings, Inc., a Delaware corporation;

Servantis Systems, Inc., a Georgia corporation;

Servantis Services, Inc., a Georgia corporation;

Checkfree Software Solutions, Inc., a Delaware corporation;

Security APL, Inc., an Illinois corporation;

Bow Tie Systems, Inc., an Illinois corporation;

Checkfree Acquisition Corporation II, a Delaware corporation;

Interactive Solutions Corporation, an Oregon corporation;

Checkfree Investment Corporation, a Delaware corporation; and

RCM Systems, Inc., a Wisconsin corporation.